EXHIBIT 10.15B

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is dated as of May 5, 2020 (the “Effective Date”) by and among the entities listed on Schedule A attached hereto (collectively, and together with their respective permitted successors and assigns, “Landlord”) and the entities listed on Schedule B attached hereto (collectively, and together with their respective permitted successors and assigns, “Tenant”).

R E C I T A L S

A. Landlord and Tenant are parties to that certain Lease entered into as of December 6, 2019 (the “Lease”);

B. As a result of the casino closures in connection with the coronavirus (COVID-19) pandemic, Landlord and Tenant desire to modify certain provisions of the Lease, as more particularly set forth in this Amendment; and

C. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto do hereby stipulate, covenant and agree as follows:

1.	Amendments to Lease.

(a) Cap Ex Requirements; Amendments. Notwithstanding the terms of Section 10.5(a)(i) of the Lease, if, and for so long as, from the Effective Date until and including *** (the “Compliance Period”) (x) Tenant pays each monthly installment of Rent *** (“Punctual Payment of Rent Condition”) and (y) no Tenant Event of Default occurs under the Lease (“No Default Condition”, and together with the Punctual Payment of Rent Condition, collectively, the “Tenant Compliance Conditions”):

(i) For purposes of calculating the Annual Cap Ex Requirement for the 2020 Fiscal Year, the percentage set forth in Section 10.5(a)(i)(A) of the Lease shall be ***”. For purposes of calculating the Annual Cap Ex Requirement for the 2021 Fiscal Year and the Fiscal Years thereafter, the percentage set forth in Section 10.5(a)(i)(A) of the Lease shall be equal to “at least one percent (1%)”,

(ii) the words “January 1, 2020” in Section 10.5(a)(i)(B) shall be replaced with “January 1, 2021”,

(iii) the words “since the Commencement Date” in Section 10.5(a)(i)(B) shall be replaced with “since January 1, 2021” each time they appear,

(iv) ***, and

(v) the last sentence of Section 9.1 shall be replaced with the following: “Without limitation of any other provisions, terms and conditions of this Lease, Tenant (i) acknowledges that as of the Commencement Date certain repairs to the Leased Property as set forth in the Acquisition Property Condition Reports described on Schedule 6 are required, and (ii) shall complete such repairs (or cause such repairs to be completed) in accordance with the terms of this Lease no later than December 31, 2021.” The obligations of Tenant with respect to Section 9.1 of the Lease, as amended hereby, shall be subject to the terms of Section 1(d) of this Amendment.

(b)	Failure to Satisfy Tenant Compliance Conditions.

(i) Any failure to satisfy any of the Tenant Compliance Conditions during the Compliance Period is referred to herein as a “Tenant Non Compliance Trigger Event”.

(ii) If, during the 2020 Fiscal Year, any Tenant Compliance Condition is not satisfied, then, in any such case, without the need for notice or any other precondition, the terms of this Amendment shall immediately become null and void and of no further force or effect.

(iii) If any Tenant Non Compliance Trigger Event occurs at any time from and including January 1, 2021 until and including December 31, 2021, then (x) Tenant shall be obligated, within five (5) Business Days after such Trigger Event Date (as defined below), to deposit funds into the Cap Ex Reserve under the Lease in an aggregate amount equal to the difference between (A) the amount of Capital Expenditures Tenant would have been required to expend in the 2020 Fiscal Year, pursuant to the terms of the Lease in effect immediately prior to the Effective Date, in order to satisfy the Minimum Cap Ex Requirements under the Lease (calculated as of December 31, 2020), and (B) the amount of Capital Expenditures Tenant actually expended in the 2020 Fiscal Year with respect to such Minimum Cap Ex Requirements (the “2020 Cap Ex Shortfall Amount”), (y) Tenant shall be required to expend the 2020 Cap Ex Shortfall Amount on Capital Expenditures within six (6) months of the date of such Tenant Non Compliance Trigger Event (“Trigger Event Date”), in each case, as necessary to satisfy the Minimum Cap Ex Requirements for the 2020 Fiscal Year (calculated as of December 31, 2020), and (z) Tenant must otherwise satisfy the other requirements with respect to Capital Expenditures then in effect under the Lease.

(iv) ***

(v) ***

(vi) Any portion of the Cap Ex Shortfall Amount expended by Tenant shall be credited against (and shall count towards satisfaction of) the applicable Minimum Cap Ex Requirement for the Fiscal Year for which such funds were deposited. It is further understood that if Tenant is required to deposit and expend a Cap Ex Shortfall Amount pursuant to this Section 1(b), then for so long as Tenant is in compliance with the provisions of this Section 1(b), then any Tenant Event of Default that may otherwise exist as a result of Section 1(a) no longer being in effect shall be deemed cured.

(c) Unavoidable Delay. The provisions of Section 10.5(a)(iii) of the Lease shall not apply to any Unavoidable Delay directly or indirectly resulting from the coronavirus (COVID-19) pandemic.

(d) Maintenance Obligations. Notwithstanding Section 1(a)(v) above, and for the avoidance of doubt, Tenant shall not be excused from (i) complying with the terms of Section 9.1 of the Lease, as same has been modified by this Amendment, or (ii) performing work at any Facility or with respect to any Leased Property if same is required to, inter alia, (x) address an imminent threat to human health and safety or damage to property or (y) comply with law, governmental regulations, requirements or Gaming Regulations, Property Documents or any other agreement to which any entity comprising Tenant shall be a party.

2. No Waiver. Except to the extent expressly set forth in this Amendment, Landlord is not waiving any obligations of Tenant under the Lease or any rights of Landlord under the Lease or at law, nor is Landlord waiving or consenting to any other events that may have occurred under or in relation to the Lease.

3. Incorporation into the Lease. The provisions of this Amendment applicable to the Lease are hereby incorporated into the Lease and made an integrated, non-severable part thereof.

4. Other Documents. Any and all agreements entered into in connection with the Lease which make reference therein to “the Lease” shall be intended to, and are deemed hereby, to refer to the Lease as amended by this Amendment.

5. Miscellaneous.

(a) This Amendment shall be construed according to and governed by the laws of the jurisdiction(s) which are specified by the Lease without regard to its conflicts of law principles. The parties hereto hereby irrevocably submit to the jurisdiction of any court of competent jurisdiction located in such applicable jurisdiction in connection with any proceeding arising out of or relating to this Amendment.

(b) If any provision of this Amendment is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this Amendment will remain in full force and effect.

(c) Neither this Amendment nor any provision hereof may be changed, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of such change, modification, waiver, waiver, discharge or termination is sought.

(d) The paragraph headings and captions contained in this Amendment are for convenience of reference only and in no event define, describe or limit the scope or intent of this Amendment or any of the provisions or terms hereof.

(e) This Amendment shall be binding upon and inure to the benefit of the parties 3 and their respective heirs, legal representatives, successors and permitted assigns.

(f) This Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. Facsimile and/or .pdf signatures shall be deemed as originals for all purposes.

(g) Except as specifically modified in this Amendment, all of the provisions of the Lease remain unchanged and continue in full force and effect.

(h) This Amendment shall not be effective unless and until (i) all requisite notices in respect hereof have been filed with all applicable Gaming Authorities, (ii) an advance notice period of thirty (30) days with respect to Gaming Authorities applicable hereto shall have expired and (iii) any approvals from all applicable Gaming Authorities required for the parties hereto to consummate the amendments to the Lease hereunder shall have been obtained, whereupon this Amendment shall be effective retroactive as of the Effective Date. Each of Tenant and Landlord hereby agrees to give prompt written notice to the other upon the satisfaction of the foregoing clauses (i) through (iii) with respect to such party.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the Effective Date.

LANDLORD:

Lady Luck C LLC Cape G LLC Mountaineer CRR LLC each a Delaware limited liability company

By:	/s/ David A. Kieske
Name:	David A. Kieske
Title:	Treasurer

TENANT:

IOC-Cape Girardeau LLC, a Missouri limited liability company

By:	/s/ Andreas Terler
Name:	Andreas Terler
Title:	President

IOC-Caruthersville, LLC, a Missouri limited liability company

By:	/s/ Andreas Terler
Name:	Andreas Terler
Title:	President

Mountaineer Park, Inc., a West Virginia corporation

By:	/s/ Andreas Terler
Name:	Andreas Terler
Title:	President